Exhibit 99.2

Company Contact:

Jim Stolze

Chief Financial Officer

314-678-6105

Investor Contact:

EVC Group, Inc.

Douglas Sherk & Jenifer Kirtland

415-896-6820

Media Contact:

EVC Group, Inc.

Steve DiMattia

646-201-5445

Stereotaxis Names Daniel Johnston as Chief Financial Officer

Replaces James Stolze Who Will Retire at Year End

ST. LOUIS, MO, August 6, 2009 – Stereotaxis, Inc. [NASDQ: STXS] today announced that its Board of Directors has named Daniel J. Johnston (51), as its new Chief Financial Officer, effective November 15, 2009. He will join Stereotaxis in September, 2009 and replace James M. Stolze (66), Stereotaxis’ current Chief Financial Officer, who will retire from the Company effective at year-end 2009. Mr. Johnston brings over 15 years of senior financial management experience, including the position of chief financial officer at three manufacturing companies with revenues of $1 billion or more.

“Dan has a wealth of corporate management and financial experience with growing industrial and consumer products companies,” said Michael P. Kaminski, President and Chief Executive Officer of Stereotaxis. “He is a hands-on operational manager with strong financial and organizational skills. His experience ranges from creating organizations and processes in a start-up phase, to financial structuring in both the public and private markets and management of a broad range of domestic and international organizations. We are very excited that Dan has agreed to join Stereotaxis and believe he will be instrumental in taking Stereotaxis to the next level.”

“I would also like to thank Jim Stolze for his many contributions to Stereotaxis. During the more than five years that Jim has served as CFO of our Company, he has been a key player in our success in driving revenue, reducing expenses and enhancing efficiencies in the organization. We are very pleased that Jim has agreed to serve as a consultant for Stereotaxis through June 2011,” Mr. Kaminski concluded.

Mr. Johnston currently serves as the Executive Vice President and Chief Financial Officer of United Components, Inc., a Carlyle Group portfolio company that manufactures automobile parts primarily for the after-market channels, a position he has held since 2007. Prior to this, he was Vice President and Chief Financial Officer of Solae Company, a food science and ingredient manufacturer. Before joining Solae in 2006, Mr. Johnston spent 11 years, including eight as CFO, at United Industries, a manufacturer of diversified consumer packaged goods. Mr. Johnston has a B.S. degree from the University of Missouri and is a certified public accountant.

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis System have received regulatory clearance in the U.S., Europe, and Canada and elsewhere.

About Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance for the Company’s products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that we will recognize revenue related to our purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of our control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

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